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                                                                     Exhibit 2.3

            FINANCING AGREEMENT (the "Agreement") dated as of April 1, 1996 between SCP COMMUNICATIONS, INC., a Delaware corporation ("SCP") and MEDSCAPE, INC. ("Medscape").

            For good and valuable consideration, the receipt and legal sufficiency of which are hereby expressly acknowledged, the parties hereto agree as follows:

            1. Financing. From time to time during the term of this Agreement and upon the request of Medscape, SCP shall advance funds to Medscape to assist Medscape in promoting and furthering the its business; provided that the principal balance of the financing pursuant to this Section 1 outstanding at any time shall not exceed $1,000,000. Advances pursuant to this Section 1 shall be repayable on demand and bear interest payable quarterly on the first of each January, April, July and October at an annual rate equal to the rate SCP pays from time to time under its credit agreement with Chemical Bank plus 2 percentage points, but in no event less than 10% per annum. Medscape agrees to execute such documentation, including one or more promissory notes, as SCP may reasonably request to evidence the financing hereunder.

            2. Term and Termination.

            A. Except as provided in Section 2(B) hereof, the term of this Agreement shall commence on the date hereof and shall terminate at the close of business on the first anniversary of the date hereof.

            B. Either party may, by delivering written notice thereof to the other party, terminate any or all of its obligations under this Agreement, effective immediately, if the other party hereto:
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            1.    is rendered bankrupt or becomes insolvent, and such insolvency is not cured within 15 days after written notice, or files a written petition in bankruptcy or an answer admitting the material facts recited in such petition filed by another, or discontinues it business, or has a receiver or other custodian of any kind appointed to administer any substantial amount of its property; or

            2. commits a material breach under this Agreement, which breach is not cured within 30 days following written notice of such breach from the non-breaching party.

Any such termination shall be in addition to any other rights or remedies available at law or in equity to the terminating party.

            3. Assignment/Successors.

            Neither party hereto may assign this Agreement or any rights hereunder to any other Person, without the prior written consent of the other party hereto. This Agreement shall be binding upon and inure to the benefit of the successors of the parties hereto.

            4. Waiver of Breach.

            The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to constitute a waiver of any such provision nor in any way to affect the validity of this Agreement or any part hereof, including the right of any party thereafter to enforce each and every provision. The waiver by any party to this Agreement of any breach or violation of any provision of this Agreement by the other party hereto shall not operate or be construed to be a waiver of any subsequent breach or violation thereof.


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            5. Severability.

            The terms and conditions of this Agreement are hereby deemed by the parties to be severable, and the invalidity or unenforceability of any one or more of the provisions of this Agreement shall not affect the validity and enforceability of the other provisions hereof.

            6. Notices.

            Any notice contemplated by or required or permitted to be given under this Agreement shall be in writing and (a) sent by telecopier, with a copy promptly sent by first class mail, (b) delivered personally, (c) sent by next day or overnight courier or delivery or (d) mailed by registered or certified mail, return receipt requested, postage prepaid, as follows:

            SCP:                    SCP Communications, Inc.
                                    134 West 29th Street
                                    New York, New York 10001-5304
                                    Attention: Donald Edwards

            Medscape:               Medscape, Inc.
                                    134 West 29th Street
                                    New York, New York 10001-5304
                                    Attention: Peter Frishauf

or, in each case, at such other address or facsimile number as may be specified in writing to the other parties hereto. Such notices, requests and other communications sent as provided hereinabove shall be effective: (w) if sent by telecopier on a business day between the hours of 9:00 a.m. and 6:00 p.m. New York, New York time, upon sending, but if sent by telecopier at any other time, upon the next business day; (x) upon receipt, when personally delivered; (y) the next business day, if sent by overnight courier or delivery; and (z) if sent by registered or certified mail, return receipt requested, upon the expiration of the fifth business day after being deposited in the United States mail.


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            7. Choice of Law.

            This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of New York.

            8. Construction of Agreement; Entire Agreement; Amendments.

            This Agreement may be executed in counterparts in order to provide each party hereto with a fully executed original hereof. In that this Agreement was prepared as a result of negotiation and mutual agreement between the parties hereto, neither this Agreement nor any provision hereof shall be construed against either party hereto as the party who prepared this Agreement or any such provision. This Agreement reflects the complete understanding of the parties as of the date hereof and constitutes their entire agreement regarding the subject matter hereof, all prior negotiations, representations and statements having been merged herein. This Agreement may be amended only by a written amendment between the parties hereto.

            IN WITNESS WHEREOF, the parties have executed this Agreement by the signature of their respective, duly authorized corporate officers as of the day and year first above written.


                                          SCP COMMUNICATIONS, INC.

                                          /s/ Donald Edwards
                                          ----------------------------
                                          By:  Donald Edwards
                                          Its: Chief Financial Officer


                                          MEDSCAPE, INC.

                                          /s/ Peter Frishauf
                                          ----------------------------
                                          By:  Peter Frishauf
                                          Its: Chief Executive Officer


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